Exhibit 99.2

NEWS

Contact:	John Haudrich (investors), 314-656-5375
Stephanie Meiners (investors), 314-656-5371
Tom Lange (media), 314-656-5369
www.smurfit-stone.com

SMURFIT-STONE CLOSES NEW SENIOR NOTES ISSUE

CHICAGO, March 26, 2007  — Smurfit-Stone Container Corporation (Nasdaq: SSCC) today announced that its wholly-owned subsidiary, Smurfit-Stone Container Enterprises, Inc. (“SSCE”), completed the issuance of $675 million of 8.00% senior notes due 2017.  The notes were issued in a private placement to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Act”), and outside the United States in compliance with Regulation S under the Act.  The net proceeds from the issuance of the notes will be used to repurchase the tendered 9¾% Senior Notes due 2011.

The notes will not be registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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Smurfit-Stone Container Corporation’s (Nasdaq: SSCC) innovative packaging solutions help its customers to grow their businesses and profits.  As North America’s premier packaging company, Smurfit-Stone is the industry’s leading integrated manufacturer of paperboard and paper-based packaging.  Smurfit-Stone also is one of the world’s largest paper recyclers. The company has led the industry in safety performance every year since 2001 and conducts its business in compliance with the environmental, health and safety principles of the American Forest & Paper Association. Smurfit-Stone operates approximately 180 facilities and employs approximately 25,200 people.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties described in “forward-looking statements” in the company’s annual report on form 10-K for the year ended December 31, 2006, as updated from time to time in the company’s Securities and Exchange Commission filings.